Exhibit 10.7

MELROSE COOPERATIVE BANK

EXECUTIVE SPLIT DOLLAR AGREEMENT

This EXECUTIVE SPLIT DOLLAR AGREEMENT (the “Agreement”) is entered into as of this          day of                     , 2014, by and between Melrose Cooperative Bank (“the Bank”) and Jeffrey Jones (“the Executive”).

The purpose of this Agreement is to retain and reward the Executive by dividing the death benefits of certain life insurance policies which are owned by the Bank on the life of the Executive with the designated beneficiary of the Executive. The Bank will pay life insurance premiums from its general assets.

ARTICLE 1

GENERAL DEFINITIONS

The following terms shall have the meanings specified:

1.1 Administrator means the plan administrator described in Article 9.

1.2 Beneficiary means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive. Unless the Executive elects otherwise, the Executive’s “Beneficiary” shall be the person or persons designated as “beneficiaries” with respect to the Executive’s benefits payable under the Bank’s non-qualified supplemental executive retirement plan.

1.3 Benefit Age means age 65.

1.4 Change in Control means a change in control of the Bank as defined under Section 409A of the Code.

1.5 Code means the Internal Revenue Code of 1986, as amended.

1.6 Executive’s Interest means the benefit set forth in Section 2.2.

1.7 Insurer means the insurance company issuing the Policy on the life of the Executive.

1.8 Net Death Proceeds means the total death proceeds of the Policy minus the greater of: (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

1.9 Policy means the specific life insurance policy or policies issued by the Insurer(s).

1.10 Termination of Employment means the Executive ceases to be employed by the Bank for any reason whatsoever, other than because of a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Termination of Employment, the Bank shall have the sole and absolute right to decide the dispute.

ARTICLE 2

POLICY OWNERSHIP/INTERESTS

2.1 Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of any death proceeds remaining after the Executive’s Interest has been paid under Section 2.2 of this Agreement.

2.2 Executive’s Interest. Except as provided in Section 2.4 below, if the Executive’s death occurs prior to both his: (i) Termination of Employment and (ii) attainment of the Benefit Age, the Executive’s Beneficiary shall receive a death benefit in the amount of the lesser of: (i) $650,000; or (ii) the Net Death Proceeds. Such amount is hereinafter referred to as the “Executive’s Interest,” and will be distributed to the Beneficiary in a cash lump within 90 days following the Executive’s date of death.

Subject to the terms of this Agreement, the Bank hereby endorses the Executive’s Interest to the Executive and agrees to execute any other or further documents that may be required to effectuate this Agreement.

2.3 Code Section 1035 Exchanges. The Executive recognizes and agrees that the Bank may wish, after this Agreement is adopted, to exchange the Policy of life insurance on the Executive’s life for another contract of life insurance insuring the Executive’s life. Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating the Policy.

2.4 Forfeiture of Executive’s Interest and Change in Control. The Executive’s Interest will be forfeited upon the earlier of the Executive’s: (i) Termination of Employment with the Bank; or (ii) attainment of the Benefit Age. Notwithstanding the foregoing, in the event of a Change in Control, the Executive’s Interest will be forfeited only upon the Executive’s attainment of the Benefit Age, regardless of whether the Executive is employed with the Bank or any successor on or after a Change in Control.

ARTICLE 3

PREMIUMS AND IMPUTED INCOME

3.1 Premium Payment. The Bank shall pay any premiums due on the Policy.

3.2 Economic Benefit. The Administrator shall determine the economic benefit attributable to the Executive based on the minimum amount required to be imputed under applicable regulations of the Internal Revenue Service or any subsequent applicable authority.

3.3 Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s Form W-2, or if applicable, Form 1099.

ARTICLE 4

COMPARABLE COVERAGE

The Bank may provide such benefit through a Policy purchased at, or prior to, the commencement of this Agreement, or may provide comparable insurance coverage to the Executive through whatever means the Bank deems appropriate. If the Executive waives or forfeits his right to the Executive’s Interest, the Bank may choose to cancel the Policy on the Executive, or continue such coverage and become the direct beneficiary of the entire death proceeds.

ARTICLE 5

GENERAL LIMITATIONS

No benefits shall be payable if the Insurer denies coverage for material misstatements of fact by the Executive on any application related to the Policy or for any other reason, provided, however, that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

ARTICLE 6

ASSIGNMENT

The Executive may assign without consideration all interests in the Policy and in this Agreement to any person, entity or trust. If the Executive transfers all of the Executive’s Interest in the Policy, then all of the Executive’s Interest in the Policy and in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in the Policy or in this Agreement.

ARTICLE 7

INSURER

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

ARTICLE 8

CLAIMS PROCEDURE

8.1 Claims Procedure. Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (the claimant) shall make a claim for such benefits as follows:

8.1.1 Initiation of Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits.

8.1.2 Timing of Administrator Response. The Administrator shall respond to such claimant within 90 days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

8.1.3 Notice of Decision. If the Administrator denies part of or the entire claim, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall be set forth with:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of this Agreement on which the denial is based,

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e) A statement of the claimant’s right, if any, to bring a civil action under the Employee Retirement Income Security Act of 1974 (“ERISA”) Section 502(a) following an adverse benefit determination on review.

8.2 Review Procedure. If the Administrator denies part of or the entire claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows:

8.2.1 Initiation of Written Request. To initiate the review, the claimant, within 60 days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

8.2.2 Additional Submissions of Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

8.2.3 Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4 Timing of Administrator Response. The Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

8.2.5 Notice of Decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall be set forth with:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Agreement on which the denial is based,

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 9

ADMINISTRATION OF AGREEMENT

9.1 Administrator Duties. This Agreement shall be administered by an Administrator, which shall consist of the Bank’s board of directors or such committee as the board shall appoint. The Administrator shall also have the discretion and authority to: (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement; and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

9.2 Agents. In the administration of this Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

9.3 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

9.4 Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Administrator or any of its members.

9.5 Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, death, or Termination of Employment of the Executive and such other pertinent information as the Administrator may reasonably require.

ARTICLE 10

MISCELLANEOUS

10.1 Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

10.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

10.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

10.4 Entire Agreement. This Agreement (along with any beneficiary designation form, if applicable) constitutes the entire agreement between the Bank and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

10.5 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

10.6 Headings. Section headings are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

10.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice: (i) if to the Bank or to the Administrator for purposes of Article 8, the notice shall be sent to the Compensation Committee, Melrose Cooperative Bank, 638 Main Street, Melrose, MA 02176; and (ii) if to the Executive, the notice shall be sent to the address of the Executive on the Bank’s records, and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

10.8 Amendment and Termination. This Agreement may not be terminated or amended except by an instrument in writing signed by the parties hereto.

10.9 Successors. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no succession had occurred.

10.10 12 U.S.C. § 1828(k). Any payments made to the Executive pursuant to this Agreement are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated thereunder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement as of the date first written above.

THE EXECUTIVE:	THE BANK:
JEFFREY JONES	MELROSE COOPERATIVE BANK

By:	By:
Title: President and Chief Executive Officer	Title: